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                                                                  EXHIBIT NO. 99


                   [TIMBERLAND LOGO] P R E S S R E L E A S E



FOR IMMEDIATE RELEASE   CONTACT:     Susan Ostrow
                                     Senior Manager, Investor Relations
                                     (603) 773-1212


                  TIMBERLAND ANNOUNCES TWO-FOR-ONE STOCK SPLIT


STRATHAM, NH, May 18, 2000 -- The Timberland Company today announced that its Board of Directors approved a 2-for-1 split of its Class A and Class
B Common Stock. The additional shares will be distributed on July 17, 2000, to shareholders of record on June 30, 2000. This announcement follows shareholder approval at the Company's May 18, 2000 Annual Meeting to increase the authorized number of shares of Class A Common Stock from 30 million to 60 million. The Company had approximately 15.5 million shares of Class A Common Stock and 4.7 million shares of Class B Common Stock issued and outstanding as of May 18, 2000.

In connection with the stock split, the Board also increased the number of shares authorized under its previously announced repurchase program to up to four million shares. As of May 18, 2000, the Company had approximately 1.3 million shares remaining, post-split, under its current share repurchase authorization.

The Timberland Company designs, engineers and markets premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland(R) products offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland is headquartered in Stratham, NH.

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